EXHIBIT 99.2

N E W S    R E L E A S E

SUBJECT:	HAVERTY FURNITURE

4rd QUARTER CASH DIVIDEND DECLARED

ATLANTA, GEORGIA, October 28, 2004 – At the quarterly meeting of the Board of Directors of HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) held on October 28, 2004, the directors declared a cash dividend to be paid on the two classes of $1 par value common stock of the Company, payable Friday, November 26, 2004, to stockholders of record at the close of business on Friday, November 12, 2004, at a rate of $0.0625 per share on the outstanding shares of Common Stock (Cusip #419596101) and $0.0575 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

Haverty Furniture Companies, Inc. has paid a quarterly cash dividend since 1935 and has increased the cash dividend paid to stockholders in each of the past 29 years.

Havertys is a full-service home furnishings retailer with 115 showrooms in 15 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com.

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Contact for Information:	Jenny Hill Parker Vice President, Secretary and Treasurer (404) 443-2900